Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS AGREEMENT (the “Agreement”) is made as of the 3rd day of December, 2009, by and among ATLANTIC SOUTHERN FINANCIAL GROUP, INC., a bank holding company incorporated under the laws of the State of Georgia (the “Company”), ATLANTIC SOUTHERN BANK, a bank chartered under the laws of the State of Georgia (the “Bank”) (collectively, the Bank and the Company are referred to hereafter as the “Employer”), and MARK A. STEVENS, a resident of the State of Georgia (the “Employee”).

RECITALS:

WHEREAS, the Employee and the Bank previously entered into an amended and restated employment agreement, dated September 5, 2008, that was subsequently amended and assumed by the Company on May 21, 2009 (the “Prior Employment Agreement”);

WHEREAS, the employment relationship among the Company, Bank, and the Employee was verbally modified by the Company, Bank, and the Employee after the Company assumed the Prior Employment Agreement; and

WHEREAS, the Company, Bank, and the Employee desire to document in writing their verbal agreement regarding the modified employment relationship among the Company, Bank, and the Employee.

NOW THEREFORE, in consideration of the mutual agreements hereinafter set forth, the parties hereby agree as follows:

1.                                      Duties.

1.1                               Position.  The Employee is employed as the President and Chief Executive Officer of the Company and as an Executive Vice President of the Bank and, subject to the direction of the Boards of Directors of the Company and the Bank, shall perform and discharge well and faithfully the duties which may be assigned to him in writing by the Board of Directors of the Company or the Bank from time to time.

1.2                               Full-Time Status.  In addition to the duties and responsibilities specifically assigned to the Employee pursuant to Section 1.1 hereof, the Employee shall:  (a) devote substantially all of his time, energy and skill during regular business hours to the performance of the duties of his employment (reasonable vacations and reasonable absences due to illness excepted) and faithfully and industriously perform such duties; (b) diligently follow and implement all management policies and decisions communicated to him by the Board of Directors of the Company or the Bank; and (c) timely prepare and forward to the Board of Directors of the Company or the Bank all reports and accounting as may be requested of the Employee.

1.3                               Permitted Activities.  The Employee shall devote his entire business time, attention and energies to the business of the Employer and, while employed by the Employer, shall not be engaged (whether or not during normal business hours) in any other business or professional activity, whether or not such activity is pursued for gain, profit or other pecuniary advantage; but this shall not be construed as preventing the Employee from (a) investing his personal assets in businesses which (subject to clause (b) below) are not in competition with the business of the Employer and which will not require any services on the part of the Employee in their operation or affairs and in which his participation is solely that of an investor, (b) purchasing securities in any corporation whose securities are regularly traded provided that such purchase shall not result in him collectively owning beneficially at any time five percent (5%) or more of the equity securities of any business in competition with the business of the Employer; and (c) participating in civic and professional affairs and organizations and conferences, preparing or publishing papers or books or teaching so long as the Board of Directors of the Company or the Bank approves of such activities prior to the Employee’s engaging in them.

2.                                      Employment.

2.1                               At Will.  The Employee’s employment with the Employer is at will and may be terminated by the Employer or the Employee at any time and for any reason.

2.2                               Effect of Termination.

2.2.1                        Upon termination of the Employee’s employment hereunder for any reason, the Employer shall have no further obligation to the Employee or the Employee’s estate with respect to this Agreement, except for the payment of any amounts earned and unpaid under Section 3 on the effective date of termination of employment and any obligations reflected by the terms of the retirement arrangement contemplated by Section 3.2.

2.2.2                        Termination of the employment of the Employee shall be without prejudice to any right or claim which may have previously accrued to either the Employer or the Employee hereunder and shall not terminate, alter, supersede or otherwise affect the terms and covenants and the rights and duties prescribed in this Agreement.

3.                                      Compensation.  The Employee shall receive the following salary and benefits while employed by the Employer:

3.1                               Base Salary.  Employee’s annual base salary shall be One Hundred Seventy Thousand Dollars ($170,000.00) (the “Base Salary”).  The Employee’s Base Salary shall be reviewed by the Boards of Directors of the Company and the Bank annually and shall be adjusted annually thereafter by such amount, if any, as may be determined by the Boards of Directors in their sole discretion.  Base Salary shall be payable in accordance with the Employer’s normal payroll practices.

3.2                               SERP.  The Employee and the Bank previously entered into a supplemental retirement agreement (the “SERP”), dated December 15, 2005, and amended effective January 1, 2009, that shall continue to be governed by the terms of that agreement as the same may be amended from time to time hereafter.

3.3                               Business Expenses:  Memberships.  The Employer specifically agrees to reimburse the Employee for reasonable business (including travel) expenses incurred by him in the performance of his duties hereunder, as approved from time to time by the Board of Directors of the Company or the Bank; provided, however, that the Employee shall, as a condition of reimbursement, submit verification of the nature and amount of such expenses in accordance with reimbursement policies from time to time adopted by the Employer and in sufficient detail to comply with rules and regulations promulgated by the Internal Revenue Service.  To comply with Section 409A of the Internal Revenue Code, all expenses eligible for reimbursement under this Agreement must be incurred by the Employee while employed by the Employer to be eligible for reimbursement.  The amount of taxable reimbursable expenses incurred in one taxable year shall not affect the expenses eligible for reimbursement in any other taxable year.  All taxable reimbursements shall be paid as soon as administratively practicable, but in no event shall any taxable reimbursement be paid after the last day of the calendar year following the calendar year in which the expense was incurred.  The right to reimbursement is not subject to liquidation or exchanges for other benefits.

3.4                               Benefits.  The Employee shall be entitled to such benefits as may be available from time to time for employees of the Employer similarly situated to the Employee.  All such benefits shall be awarded and administered in accordance with the Employer’s standard policies and practices.  The Employer makes no representation to the Employee regarding the taxability or nontaxability of any benefits provided under Section 3.

3.5                               Withholding.  The Employer may deduct from each payment of compensation hereunder all amounts required to be deducted and withheld in accordance with applicable federal and state income, FICA and other withholding requirements.

3.6                               Apportionment of Obligations.  The obligations for the payment of the amounts otherwise payable pursuant to this Section 3 shall be apportioned between the Company and the Bank as they may agree from time to time in their sole discretion.

4.                                      Severability.  The parties agree that each of the provisions included in this Agreement is separate, distinct and severable from the other provisions of this Agreement and that the invalidity or unenforceability of any Agreement provision shall not affect the validity or enforceability of any other provision of this Agreement.  Further, if any provision of this Agreement is ruled invalid or unenforceable by a court of competent jurisdiction because of a conflict between the provision and any applicable law or public policy, the provision shall be redrawn to make the provision consistent with and valid and enforceable under the law or public policy.

5.                                      No Set-Off by the Employee.  The existence of any claim, demand, action or cause of action by the Employee against the Employer, or any affiliate of the Employer, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by the Employer of any of its rights hereunder.

6.                                      Notice.  All notices and other communications required or permitted under this Agreement shall be in writing and, if mailed by prepaid first-class mail or certified mail, return receipt requested, shall be deemed to have been received on the earlier of the date shown on the receipt or three (3) business days after the postmarked date thereof.  In addition, notices hereunder may be delivered by hand, facsimile transmission or overnight courier, in which event the notice shall be deemed effective when delivered or transmitted.  All notices and other communications under this Agreement shall be given to the parties hereto at the following addresses:

(i)	If to the Company, to it at:

Atlantic Southern Financial Group, Inc.
1701 Bass Road
Macon, GA 31210
Attn: Chairman, Board of Directors

(ii)	If to the Bank, to it at:

Atlantic Southern Bank
1701 Bass Road
Macon, GA 31210
Attn: Chairman, Board of Directors

(iii)	If to the Employee, to him at:

Mark A. Stevens
[REDACTED]
Macon, GA 31210-7573

7.                                      Assignment.  This Agreement is generally not assignable by the Employer except that the rights and obligations of the Employer under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Employer.  The Agreement is a personal contract and the rights and interests of the Employee may not be assigned by him.  This Agreement shall inure to the benefit of and be enforceable by the Employee and his personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

8.                                      Waiver.  A waiver by the Employer of any breach of this Agreement by the Employee shall not be effective unless in writing, and no waiver shall operate or be construed as a waiver of the same or another breach on a subsequent occasion.

9.                                      Arbitration.  Any controversy or claim arising out of or relating to this contract, or the breach thereof, shall be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association.  Judgment upon the award rendered by the arbitrator may be entered only in any state court located in Bibb County, Georgia or the United States District Court for the Middle District of Georgia.  The Employer and the Employee agree to share equally the fees and expenses associated with the arbitration proceedings.

Employee must initial here:  MAS

10.                               Attorneys’ Fees.  In the event that the parties have complied with this Agreement with respect to arbitration of disputes and litigation ensues between the parties concerning the enforcement of an arbitration award, the party prevailing in such litigation shall be entitled to receive from the other party all reasonable costs and expenses, including without limitation attorneys’ fees, incurred by the prevailing party in connection with such litigation, and the other party shall pay such costs and expenses to the prevailing party within sixty (60) days after a final determination (excluding any appeals) is made with respect to the litigation.

11.                               Applicable Law and Choice of Forum.  This Agreement shall be construed and enforced under and in accordance with the laws of the State of Georgia.  The parties agree that any appropriate state court located in Bibb County, Georgia or federal court for the Middle District of Georgia shall have exclusive jurisdiction of any case or controversy arising under or in connection with this Agreement and shall be a proper forum in which to adjudicate such case or controversy.  The parties consent and waive any objection to the jurisdiction or venue of such courts.

12.                               Interpretation.  Words importing any gender include all genders.  Words importing the singular form shall include the plural and vice versa.  The terms “herein”, “hereunder”, “hereby”, “hereto”, “hereof” and any similar terms refer to this Agreement.  Any captions, titles or headings preceding the text of any article, section or subsection herein are solely for convenience of reference and shall not constitute part of this Agreement or affect its meaning, construction or effect.

13.                               Entire Agreement.  This Agreement embodies the entire and final agreement of the parties on the subject matter stated in the Agreement.  No amendment or modification of this Agreement shall be valid or binding upon the Employer or the Employee unless made in writing and signed by all parties.  All prior understandings and agreements relating to the subject matter of this Agreement, including but not limited to the Prior Employment Agreement, are hereby expressly terminated.  For purposes of this Section 13, the subject matter of this Agreement does not include the SERP.

14.                               Rights of Third Parties.  Nothing herein expressed is intended to or shall be construed to confer upon or give to any person, firm or other entity, other than the parties hereto and their permitted assigns, any rights or remedies under or by reason of this Agreement.

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IN WITNESS WHEREOF, the Company, the Bank, and the Employee have executed and delivered this Agreement as of the date first shown above.

THE COMPANY:

ATLANTIC SOUTHERN FINANCIAL GROUP, INC.

By:	/s/ William A. Fickling, III
Print Name:	William A. Fickling, III
Title:	Chairman

THE BANK:

ATLANTIC SOUTHERN BANK

By:	/s/ William A. Fickling, III
Print Name:	William A. Fickling, III
Title:	Chairman

THE EMPLOYEE:

/s/Mark A. Stevens
MARK A. STEVENS